Exhibit 99.1

FOR IMMEDIATE RELEASE

For: Authentidate Holding Corp.

Investor Contacts:

Robert Schatz

Wolfe Axelrod Weinberger Assoc. LLC

(212) 370-4500; (212) 370-4505 fax

AUTHENTIDATE HOLDING CORP. REPORTS FISCAL 2011 FOURTH QUARTER

AND YEAR END RESULTS

BERKELEY HEIGHTS, NJ - October 13, 2011 — Authentidate Holding Corp. (Nasdaq: ADAT), a provider of secure web-based software applications and telehealth products and services for healthcare organizations, today announced financial results for the fiscal 2011 fourth quarter and year ended June 30, 2011.

Selected highlights for fiscal year 2011 include:

•

Selected by the U.S. Department of Veterans Affairs (VA) as one of six approved suppliers for its Telehealth Program, already one of the largest in the world. As an approved VA supplier, VA facilities throughout the country will be able to utilize our Electronic House CallTM (EHC) and Interactive Voice Response (IVR) products and services to remotely monitor patients and enhance patient care.

•

Added several new projects for our Inscrybe® Healthcare referral and order management solution and our ExpressMD Electronic House Call telehealth solution, including University of Utah, Medical Plus Supplies, Ameri-Quipt of NC, Superior Oxygen & Medical Equipment, Kennedy Health System, Ritecare Medical Products, Visiting Nursing Association of Western New York, Chicago VNA, Inc., Lehigh Valley Respiratory Care, Primary Wound Care and a telehealth distribution agreement with Rotech Healthcare Inc. that have been announced.

•	Increased revenues for the quarter and fiscal year periods compared to the same periods last year and reduced the loss from continuing operations for the current year periods.

•	Appointed O’Connell (Ben) Benjamin as Chief Executive Officer.

•	Settled the shareholder class action suit.

•

Completed the sale of certain non-core assets for net proceeds of approximately $2.35 million, a private placement of the company’s securities for net proceeds of approximately $4.46 million and the sale of our German subsidiary for net proceeds of approximately $1.30 million.

Ben Benjamin, Chief Executive Officer of Authentidate, stated, “Fiscal 2011 was a year of significant accomplishments for Authentidate, including our selection as a provider of telehealth solutions for the U.S. Department of Veterans Affairs (VA), the addition of a number of new customers for our healthcare solutions and the sale of our German subsidiary which will enable us to focus all of our resources on opportunities for growth in the healthcare marketplace. We believe that the contract award from the VA has positioned us well for growth in the telehealth space and has provided additional market awareness for our telehealth products and services as well as our hospital discharge and referral and order management solutions. Although we are disappointed by the pace of our revenue growth during fiscal 2011, we believe we have continued to make progress with each of our core service offerings as demonstrated by these new contract awards and the increasing market awareness of what we offer to the healthcare marketplace. We are in the process of building out the infrastructure to support the VA and continue to experience increased customer interest in our solutions as healthcare providers search for ways to manage administrative and patient care costs. In addition, we are seeing an increase in customer inquiries about combining our solutions to help meet the emerging need for hospitals and other healthcare providers to coordinate care for their patients. All of our solutions are well suited for these tasks and offer the necessary tools to help reduce healthcare costs and enhance patient care. We are monitoring a number of opportunities in our marketplace and will update shareholders as they develop.”

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Mr. Benjamin concluded, “Although we continue to operate in a very challenging economic environment, we improved our operating results from continuing operations for the quarter and the fiscal year periods as revenues increased and we continued to manage our operating costs as the markets for our products and services continue to develop. In October we strengthened our balance sheet with net proceeds of approximately $3.64 million from a registered direct offering of our common stock and warrants. We expect to use these funds to support operations, including the rollout of our telehealth and hospital discharge products and services. We continue to believe that our core telehealth, hospital discharge and referral and order management solutions offer significant opportunities for future revenue growth and that we are well positioned to benefit from government healthcare reforms and market trends to reduce healthcare costs, shorten hospital stays, reduce hospital readmissions and increase preventative care and care coordination for patients.”

Revenues for the three months ended June 30, 2011 from continuing operations were approximately $708,000 compared to $659,000 for the same period last year. These results reflect an increase in transaction volumes and growth from new customer projects. Revenues for the fourth quarter of fiscal 2011 were flat compared to the third quarter of fiscal 2011.

The loss from continuing operations for the three months ended June 30, 2011 was approximately $1,940,000, or $0.05 per share, compared to $1,983,000, or $0.05 per share, for the prior year period. The decrease in the loss from continuing operations for the quarter is due primarily to higher revenues and lower expenses from our cost management activities. Net loss for the fourth quarter of fiscal 2011 was approximately $2,062,000, or $0.05 per share, compared to $1,805,000, or $0.05 per share, for the prior year period. The net loss for the quarter includes a loss from discontinued operations of approximately $122,000 compared to income from discontinued operations of approximately $178,000 for the prior year quarter.

Revenues for the year ended June 30, 2011 from continuing operations were approximately $2,795,000 compared to $2,419,000 for the same period last year. These results reflect the same trends as the fourth quarter.

The loss from continuing operations for the year ended June 30, 2011 was approximately $6,786,000, or $0.16 per share, compared to $9,047,000, or $0.25 per share, for the prior year. The decrease in the loss from continuing operations for the year is due primarily to higher revenues, lower expenses from our cost management activities and a gain of approximately $351,000 on the sale of certain non-core assets. Net loss for the year ended June 30, 2011 was approximately $12,555,000, or $0.29 per share, compared to $9,005,000, or $0.25 per share, for the prior year. The net loss for the current year includes a loss from discontinued operations of approximately $5,769,000, or $0.13 per share, including a non-cash loss on disposal of $5,405,000, compared to income from discontinued operations of approximately $42,000 for the prior year.

As of June 30, 2011, the company’s cash and cash equivalents, and marketable securities totaled approximately $2,424,000, working capital for continuing operations was approximately $4,939,000 and deferred revenue was approximately $232,000.

About Authentidate Holding Corp.

Authentidate Holding Corp. is a provider of secure web-based software applications and telehealth products and services that enable healthcare organizations to coordinate care for patients and enhance related administrative and clinical workflows. Our products and services enable healthcare organizations to increase revenues, reduce costs and enhance patient care by eliminating paper and manual work steps from clinical and administrative processes. Delivered as Software as a Service (SaaS), customers only require an Internet connection and web browser thereby utilizing previous investments in systems and technology. The company’s healthcare customers and users include leading homecare companies, health systems, physician groups and governmental entities. These organizations utilize the company’s products and services to coordinate care for patients outside of acute-care.

For more information, visit the company’s website at www.authentidate.com

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About ExpressMD Solutions

ExpressMD Solutions is a joint venture formed by Authentidate Holding Corp. and EncounterCare Solutions (ECSL) to provide web-based telehealth services and home healthcare equipment dedicated to the advancement of in-home patient healthcare and improved chronic condition outcomes. The complete ExpressMD telehealth solution combines Electronic House Call, an FDA 510(k) cleared in-home patient vital signs monitoring system with a web application that streamlines the practitioner’s job anywhere they have Internet or a Windows mobile communication device.

For more information about ExpressMD Solutions, visit www.expressmdsolutions.com

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of the company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the company’s ability to implement its business plan for various applications of its technologies, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the company or any other person that the objectives and plans of the company will be achieved.

Authentidate and Inscrybe are registered trademarks of Authentidate Holding Corp. ExpressMD and Electronic House Call are trademarks of ExpressMD Solutions, LLC. All other trade names are the property of their respective owners.

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Authentidate Holding Corp. and Subsidiaries

Condensed Consolidated Balance Sheet Data

	June 30,
(in thousands, except per share data)	2011	2010

Assets
Current assets
Cash and cash equivalents	$1,444	$276
Restricted cash	256	256
Marketable securities	980	1,079
Accounts receivable, net	423	521
Inventory	4,569	4,589
Prepaid expenses and other current assets	557	665
Assets of discontinued operations	—	694

Total current assets	8,229	8,080
Property and equipment, net	680	520
Other assets
Software development costs, net	695	1,460
Other assets	1,231	1,152
Assets of discontinued operations	—	7,332
Assets held for sale	—	2,000

Total assets	$10,835	$20,544

Liabilities, Redeemable Preferred Stock and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$3,198	$4,092
Deferred revenue	92	240
Liabilities of discontinued operations	—	1,194

Total current liabilities	3,290	5,526
Long-term deferred revenue	140	140

Total liabilities	3,430	5,666

Commitments and contingencies
Redeemable preferred stock	2,931	—
Shareholders’ equity
Preferred stock $.10 par value; 5,000 shares authorized Series B, 28 shares issued and outstanding on June 30, 2010	—	3
Common stock, $.001 par value; 75,000 shares authorized, 46,323 and 38,436 issued and outstanding on June 30, 2011 and 2010, respectively	46	38
Additional paid-in capital	172,786	170,490
Accumulated deficit	(168,358)	(155,518)
Accumulated other comprehensive loss	—	(135)

Total shareholders’ equity	4,474	14,878

Total liabilities, redeemable preferred stock and shareholders’ equity	$10,835	$20,544

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Authentidate Holding Corp. and Subsidiaries

Condensed Consolidated Statement of Operations Data

(Quarterly Information is Unaudited)

	Three Months Ended June 30,		Year Ended June 30,
(in thousands, except per share data)	2011	2010	2011	2010

Revenues - hosted software services	$708	$659	$2,795	$2,419

Operating expenses
Cost of revenues	440	489	1,896	2,016
Selling, general and administrative	1,654	1,686	6,024	7,055
Product development	212	224	829	1,016
Depreciation and amortization	342	337	1,197	1,209

Total operating expenses	2,648	2,736	9,946	11,296

Operating loss	(1,940)	(2,077)	(7,151)	(8,877)
Other income (expense), net	—	94	365	(170)

Loss from continuing operations	(1,940)	(1,983)	(6,786)	(9,047)
Income (loss) from discontinued operations, including a loss on disposal in 2011 of $5,405, net	(122)	178	(5,769)	42

Net loss	$(2,062)	$(1,805)	$(12,555)	$(9,005)

Basic and diluted loss per common share
Continuing operations	$(0.05)	$(0.05)	$(0.16)	$(0.25)
Discontinued operations	0.00	0.00	(0.13)	0.00

Basic and diluted loss per common share	$(0.05)	$(0.05)	$(0.29)	$(0.25)

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